EXHIBIT 5.7

Robert Cann, P.Geo.
Entrée Gold Inc.
Suite 1201 – 1166 Alberni Street
Vancouver, British Columbia, V6E 3Z3
Telephone:  604.687.4777
Facsimile:  604.687.4770

CONSENT

November 19, 2010

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador
United States Securities and Exchange Commission

Re:	Entrée Gold Inc. (the “Company”) filing of a Short Form Base Shelf Prospectus dated November 19, 2010 (the “Prospectus”).

I refer to scientific and technical information developed by the Company, the preparation of which I supervised in my capacity as a “qualified person” as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects, that is contained in the Prospectus and in news releases and other disclosure documents of the Company (collectively, the “Technical Information”).

This consent is being filed as my consent to the use of my name and the Technical Information in the Prospectus and in documents incorporated by reference therein.

I have read the Prospectus and I have no reason to believe that there are any misrepresentations that are derived from the Technical Information referred to above or that are within my knowledge as a result of the work I performed in connection with such Technical Information.

I consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company’s Form F-10/A filed on November 19, 2010, and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,

/s/Robert Cann

Robert Cann